SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this "Agreement") is made and entered into this 15th day of May, 2008 (the “Effective Date”), by and between Conference Plus, Inc., a Delaware corporation (the "Company"), and Timothy J. Reedy (the "Executive").

RECITALS

A.

The Company desires to retain Executive and recognizes the valuable services the Executive has rendered and is expected to render in the future, and desires assurance the Executive will provide his active participation in the business of the Company; and

B.	The Executive wishes to be continue to serve the Company but desires the assurances and benefits provided by this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company and the Executive hereby agree as follows:

AGREEMENT

Article 1. Defined Terms

For the purposes of this Agreement, the following terms shall have the following assigned meanings:

“Board”	-	means the board of directors of the Company.

“Business”	-

means the audio, video and data conferencing services business of Conference Plus, Inc. and its subsidiaries, and any additional or related businesses entered into or planned by them during Executive’s employment.

“Cause”	-

means termination of Executive’s employment by the Company because of: (i) the failure of the Company to meet any periodic (quarterly or other) performance target set by the Board followed by the failure of the Company, after notice to the Executive of such failure to meet the next periodic performance target established by the Board. or (ii) Executive’s continued failure to comply with the specific directions of the Board after a cure period determined by the Board, as communicated in a written notice from the Board or appropriate senior officer, which notifies him of the specific failure to comply; or Executive’s taking of any action contrary to specific direction of the Board; or (iii) the engaging by the Executive in willful, reckless or grossly negligent misconduct which, in the good faith determination of the Board, is materially injurious to the Company, its clients and customers or their reputations, monetarily or otherwise, or (iv) the aiding or abetting a competitor or other breach by the Executive of his fiduciary duty of loyalty to the Company; or (v) a breach (other than an immaterial and inadvertent breach) by Executive of his obligations of confidentiality or nondisclosure or (if applicable) any breach of his obligations of noncompetition or nonsolicitation under any other written agreement in effect between Executive and the Company; or (vi) unlawful use or possession of illegal drugs on the Company’s premises; or (vii) conviction of executive or pleading guilty or no contest to any felony or crime involving moral turpitude.

“Change in Control”	-	of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i) the consummation of the purchase by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the United States Securities Exchange Act of 1934, as amended, of ownership or more than 50% of either the total number of shares of  outstanding common stock of the Company of all classes of or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally , but a Change in Control shall not exist under this clause (i) if persons who were shareholders of the Company immediately prior to such purchase continue to collectively own 50% of more of the combined voting power entitled to vote generally of the acquirer.

(ii) a reorganization, merger or consolidation of the Company, in each case, with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own 50% or more of the combined voting power entitled to vote generally of the Company or the surviving or resulting entity (as the case may be);

(iii) a sale of all or substantially all of the Company’s assets, except that a Change in Control shall not exist under this clause (iii) if the Company or persons who were shareholders of the Company immediately prior to such sale continue to collectively own 50% of more of the combined voting power entitled to vote generally of the acquirer.

“Company”	-	mans Conference Plus, Inc. subsidiary of Westell Technologies, Inc. , and in the event of a Change in Control through purchase of Business and assets, the purchaser thereof..

“Entity”	-	means any business, whether a corporation, partnership, sole proprietorship, limited liability company, joint venture or other entity.

“Good Reason”	-

means concurrent with or within twelve months following the Change of Control, either the total of Executive’s base salary and target bonus are reduced without the Executive’s written approval, or Executive’s primary duties and responsibilities as Chief Executive Officer of the Company materially reduced or modified in such a way as to be qualitatively beneath the duties and responsibilities befitting of the chief executive officer of a company of comparable size in the Company’s business in the United States, without the Executive’s written approval.

"Participate In"	-

means the having of any direct or indirect interest in any Entity, whether as a partner, shareholder, member, operator, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, joint venturer, owner or otherwise, or the rendering of any direct or indirect service or assistance to any Entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise); provided that the term "Participate In" shall not include the mere ownership of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

"Restricted Period"	-	means the period commencing on the date of any termination of Executive’s employment with the Company and expiring one year thereafter.

“Severance Pay”	-

means (A) an amount equal to one year's base salary at the base salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable, provided, however, that such payments shall be deferred until the six-month anniversary of the date of Executive's termination of employment if deferral to such anniversary date is required to comply with the provisions of Section 409A of the Internal Revenue Code, (B) 100% of the target bonus amount authorized and approved for Executive by the Company Board’s Compensation Committee for such fiscal year or for the prior fiscal year, if higher.

“Severance Benefits”	-

means(i) continued benefits under COBRA as it applies to the medical and dental benefits for Executive and those of his dependents who were covered dependents as of the effective date of the termination ("COBRA Qualified Beneficiaries") and (subject to the terms and conditions of the applicable benefit plans), the Company shall pay the Company portion of the required premium or contribution during the period in which the Executive is receiving severance payments from the Company or the COBRA period (whichever is shorter), in an amount which the Company was remitting on behalf of the Executive prior to his termination, except that Executive shall be required to continue to pay that portion of any premiums or contributions that the Executive was remitting prior to his termination to maintain such benefit (subject to any increases imposed by the benefit plan), and (ii) such other benefits as may be required by law or subject to the terms of any benefit or retirement plan or other arrangement that would by its terms apply to the Executive upon termination, provided that if a premium or contribution is required, Executive shall remit all required premiums and contributions in a manner required by the Company in order to continue that benefit.

“Term”	-	means the period commencing on the Effective Date and expiring two years thereafter.

“Termination Notice”	-

means a written notice which shall indicate the specific termination provisions of this Agreement upon which the Company relies in effecting such termination. For purposes of this Agreement, no such purported termination by the Company shall be effective without Termination Notice.

Article 2. Severance Pay

2.1 Termination with Severance Pay and Severance Benefits. The Company may at any time terminate Executive’s employment without Cause or reason, by delivery to Executive of a Termination Notice. Subject to section 2.3, and provided Executive is not in breach of any of his obligations hereunder, Executive shall be entitled to Severance Pay and Severance Benefits upon execution and effectiveness of a general release of the Company and its affiliates in the form attached as Exhibit A hereto and the expiration of any revocation period thereunder without revocation, and conditional upon Executive’s continued adherence to the post termination covenants in this Agreement,, if:

(i) a Change in Control occurs during the Term and Executive is terminated by the Company or the purchaser of its Business without Cause in connection with or within one year after the Change in Control (even if such termination is after the expiration of the Term.); or

(ii) a Change in Control occurs within the Term, an event constituting Good Reason occurs within a year after the Change in Control and Executive subsequently resigns his position for Good Reason on account of such event within six (6) months after occurrence of such Good Reason event (even if such Good Reason event and/or the resignation are after expiration of the Term).

Such Severance Pay and Severance Benefits are in lieu of and not in addition to any post termination payments or benefits to which Executive may otherwise be entitled in accordance with Company policy, practice or any other agreement. The Executive’s employment shall not be deemed to have been terminated in connection with a Change in Control through purchase of assets and/or Business if the Executive is offered employment by the purchaser for at the least the same equivalent total cash compensation (base salary plus cash short term incentives). Notwithstanding the foregoing, unless such purchaser assumes the Company’s obligations under this Agreement, the Company shall remain liable to Executive for Severance Pay and Severance Benefits upon a subsequent termination of the Executive in accordance with this section 2.1, within one year following the Change in Control.

2.2 Termination without Severance Pay or Severance Benefits . The Company may at any time terminate the Executive for Cause, effective upon delivery to the Executive of a Termination Notice. Executive shall not be entitled to Severance Pay or Severance Benefits if the Executive dies, resigns his position for other than Good Reason, does not accept employment described in the final paragraph of Section 2.1, or is terminated by the Company for Cause

2.3 Forfeiture of Severance Pay and Severance Benefits. If Executive shall breach (other than an immaterial and inadvertent breach) any obligation of confidentiality, nondisclosure, noncompetition or nonsolicitation under this or any other written agreement in effect between Executive and the Company or its affiliates, then in addition to any rights the Company has under those agreements to enjoin action and recover damages, the Company shall be released from any further obligation to pay Severance Pay or provide Severance Benefits to the Executive.

2.4. Accord, Satisfaction, Settlement and Release. Executive agrees, for himself and for Executive’s personal and legal representatives, assigns, executors, administrators, successors, heirs, distributees, devisees and legatees, that payment by the Company of Severance Pay and provision of Severance Benefits to the extent required by this Agreement shall constitute a full, final and complete accord, satisfaction, settlement and release of any and all claims and/or suits against, and liabilities of, the Company and its affiliates, , whether existing as of the Effective Date, or thereafter arising, that any of the foregoing persons may have in connection with Executive’s employment with the Company.

2.5 No Obligation to Seek Further Employment. Executive shall not be required to seek other employment, nor shall the amount of any Severance Payment provided hereunder be reduced by any compensation earned by the Executive by virtue of other employment after the date of termination of Executive’s employment with the Company.

2.6 Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights to COBRA benefits or vested benefits under retirement plans of the Company, but except for stock option matters, are provided in lieu of any other termination benefits or severance payment obligations under any policy or practice of the Company now or hereafter in effect..

Article 3. Executive Covenants

3.1 Confidential Information. Executive acknowledges that the information, observations and data obtained by him during the course of his employment by the Company concerning the Business and affairs of the Company and its affiliates (the " Company Information") are confidential and are the property of the Company or its affiliates.. Executive hereby agrees that he shall not disclose to any unauthorized person or use for his own account or for the account of any third party any Company Information without the Company's written consent, unless and then only to the extent the Westell Company Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or failure to act. Executive shall use his best efforts to prevent the unauthorized misuse, espionage, loss or theft of the Company Information. Executive further agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business of the Company that Executive may then possess or have under his control.

3.2 No Competition. Conditional upon the payment of Severance Pay and Severance Benefits as set forth in section 2.1 above, , Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, for himself, or for any Entity, without the prior written consent of the Board of Directors of Conference Plus, Inc. and the Board of Directors of Westell

Technologies, Inc. through its Chief Executive Officer (which may be given or denied in his sole discretion):

(a)

engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the Business, from Illinois or any state or country in which the Company has Business or customers, or has solicited customers; nor

(b)

engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the Business, from any other location throughout the world; nor

(c)

call upon, solicit, serve, or accept business, from any customer or prospective customer (wherever located) of the Company for the purpose of selling products or services competitive with the Business; nor

(d)

interfere with any business relationship of the Company, with any of their customers or prospective customers or induce any such customers or prospective customers to discontinue or reduce their relationship with the Company.

Nothing in any provision of clauses (a) through (d) above shall be deemed to prohibit Executive from accepting employment with a customer or supplier of the Company which is not also a competitor of the Company, and further, the Parties acknowledge and agree that Executive will not be subject to the non compete obligations described in this section 3.2 if the Executive is terminated for any reason other than those described in Section 2.1.

3.3 No Solicitation. Whether or not Executive is entitled to Severance Pay or Severance Benefits, Executive shall not, during the Restricted Period: (i) induce or attempt to induce any person who is employed by the Company in any capacity to leave such person’s position, or in any way interfere with the relationship between the Company and such person, or (ii) hire directly or through another entity, in any capacity, any person who was employed by the Company within 12 months prior to termination of Executive's employment or during the Restricted Period, unless and until such person has been separated from employment with the Company for at least six months.

3.4 Intellectual Property.. Executive assigns to Company all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may have solely or jointly conceived or developed or reduced to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of Company (collectively referred to as "Inventions"). The term “Inventions” shall not include, and this Paragraph shall not apply to, any invention for which no equipment, supplies, facility, or trade secret information of Company was used and which was developed entirely on Executive’s own time, unless (a) the invention relates (i) to the business of Company, or (ii) to

Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for Company. Executive further acknowledge that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive's employment with Company and which are protected by copyright were "works made for hire," as that term is defined in the United States Copyright Act.

3.5 Reasonable Scope and Duration. Executive acknowledges that these restrictions are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Company, that the benefits provided hereunder are full and fair compensation for these covenants and that these covenants do not impair Executive’s ability to be employed in other areas of his expertise and experience. Specifically, Executive acknowledges the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Company, the widespread domestic and international scope of Executive's contacts created during his employment with the Company, the domestic and international scope of Executive's responsibilities with the Company and his access to marketing strategies of the Company. Notwithstanding the foregoing, if any court determines that any of the terms herein are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms.

Article 4. Additional Provisions

4.1 Equitable Remedies. Executive agrees that any breach or violation of the covenants contained in Articles 3 of this Agreement would cause the Company irreparable loss and damage for which money damages would be inadequate. Therefore the parties agree that in the event of any breach or violation or attempted breach or violation by the Executive of the covenants contained in Articles 3, the Company may enforce the terms of this Agreement in a suit at equity. In connection therewith, the Company may obtain a preliminary injunction or restraining order immediately upon the commencement of any such suit, without notice. Employee hereby waives any requirement or entitlement to demand that the Company post any bond in connection with such suit. Employee also agrees that any action for an injunction or restraining order shall be without prejudice to any other remedy, cause of action for money damages or otherwise that the Company may have by reason of breach, violation or attempted breach or violation of this Agreement by Executive.

4.2 Successors and Assigns.

(a) The Company may, from time to time during the Term, cause a purchaser of the business and assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assumption had taken place. In that event, such purchaser shall become primarily liable to

Executive for payments hereunder, and the Company shall be thereafter released from any further obligations under this Agreement.

(b) This Agreement shall inure to the benefit of and be enforceable by the parties and their personal and legal representatives, assigns, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts remain payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

4.3 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested and postage prepaid, addressed, in the case of Executive, to his latest address in the Company records, and in the case of the Company, to the Company's principal office, provided that all notice to the Company shall be directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

4.4 Waiver, Amendment and Integration. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement sets forth the complete agreement of the Company with regard to any post termination payment and benefits and supercedes in its entirety any surviving commitments of the Company under the Severance Agreement between the parties dated October 28, 2002.

4.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding conflicts of law principles.

4.6 No Employment Contract. Nothing in this Agreement shall be deemed to constitute a contract or guaranty of employment or alter the at-will status of Executive's employment.

4.7 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

4.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

4.9 Interpretation. Except where otherwise set forth to the contrary, references to Articles, sections and parties mean Articles, sections and parties to this Agreement; The word "including" means "including without limitation;" The use of any pronoun in the singular or masculine form shall be deemed to include the plural, feminine or neuter forms, as appropriate.

4.10 Tax Effect. All payments and benefits provided hereunder shall be provided net of applicable withholding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Conference Plus Inc.	EXECUTIVE

/s/ Thomas E. Mader_________	/s/ Timothy J. Reedy___________________

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release ("Agreement") is entered into by and between Conference Plus, Inc. (the "Company") and Timothy J. Reedy (the "Executive"). In consideration of the mutual promises set forth below, the Company and Executive agree and covenant as follows:

1.            Executive, hereby resigns from all board seats and officer positions with the Company, its parent and any other and any entity for which he has been so serving at the Company’s request.

2.            Executive hereby on behalf of himself and his heirs, executors, administrators, attorneys, successors and assigns, hereby remises, releases, forever discharges and covenants not to sue the Company, its subsidiaries, and their current and former shareholders, directors, officers, attorneys, agents, employees, successors and assigns (the "Released Parties"), with respect to all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether the underlying facts are known or unknown, which Executive has had or now claims, pertaining to or arising out of Executive's employment by the Company or Executive's separation from employment with the Company, whether under any local, state or federal common law, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act), 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Equal Pay Act, and the Illinois Human Rights Act, and any tort, contract or quasi-contract claims, except as hereinafter stated, or to any Workers' Compensation Act claim Executive may have.

Nothing herein shall however constitute a release by Executive of his rights under the Severance Agreement dated March ___, 2008 that arise in connection with termination without Cause or for Good Reason (as defined therein), nor shall it release the Company from any indemnification obligations it may have under Delaware law or the Company's certificate of incorporation or bylaws with respect to Executive's role as an officer or director of the Company from any indemnification obligations it may have under Delaware law or its certificate of incorporation or bylaws with respect to Executive's role as an officer or director of the Company, or any vested benefits under the Company’s qualified benefit plans.

3.            Subject to the such time constraints and other limitations as may be imposed on Executive by his business and personal commitments and obligations, Executive agrees to cooperate fully in any investigation or other legal proceeding relating to the Company, its subsidiaries or any of their parents or former parents with respect to any matter that arose during his employment with the Company, or that may involve matters within his knowledge. If any claims are asserted by the Company or any of the Released Parties against a third party (or by a third party against the Company or any of the Released Parties) regarding such a matter, Executive agrees to cooperate fully in the prosecution or defense of such claim by the Company and any of the Released Parties without additional charge other than reimbursement for out of pocket expenses.

4.            Executive represents that Executive has not filed any charges, suits, claims or complaints against the Released Parties with respect to claims released under Section 2, and agrees not to do so in the future with respect to any such claims.

5.            Executive understands and expressly acknowledges that he is not releasing or waiving any rights or claims that may arise after the date this Agreement is executed. Executive understands and expressly acknowledges that, in exchange for Executive's entry into this Agreement, Executive is receiving consideration in addition to anything of value to which Executive is already entitled.

6.            Executive acknowledges that the Company has advised Executive to consult an attorney, at Executive's expense, with respect to this Agreement. Executive further acknowledges that Executive has twenty-one (21) days from receipt of this Agreement to accept and sign this Agreement and that Executive has seven (7) days to revoke acceptance of this Agreement, including its waiver and release provisions after signing it. Notice of such revocation shall be provided to the attention of the vice president of Human Resources of the Company. Executive further acknowledges that Executive may waive the twenty-one day consideration period by requesting and executing a form for that purpose. The form may be requested from the vice president of Human Resources. This Agreement shall not become effective until the revocation period has expired.

7.            This Agreement is not, and shall not in any way be construed as, an admission by the Company that it has acted wrongfully with respect to Executive.

8.            Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly, voluntarily and willfully entering into this Agreement.

9.            Executive acknowledges that in executing this Agreement, Executive has not relied upon any representation by the Company that is not set forth in this Agreement or in the Employment Agreement.

13.          This Agreement shall be construed and enforced pursuant to the substantive laws of the State of Illinois.

PLEASE READ THIS AGREEMENT CAREFULLY

IT CONTAINS A RELEASE OF ALL KNOWN

AND UNKNOWN CLAIMS

Conference Plus, Inc.

By:______________________________

Date_____________________________

_______________________________

Executive

Date___________________________

__________________________________

Witness Signature

__________________________________

Name of Witness (Printed)

___________________________________

(Street Address)

____________________________________

(City, State, Zip Code)